Exhibit 10.18.2

EXECUTION COPY

AMENDMENT NO. 1

TO

INVESTMENT AGREEMENT

OF

PANACELA LABS, INC.

This AMENDMENT No.1 TO INVESTMENT AGREEMENT (this “Amendment”), dated as of September 3, 2013 (the “Effective Date”) by and among Panacela Labs, Inc., a Delaware corporation (the “Company”), Cleveland Biolabs, Inc., a Delaware corporation (“CBLI”), and Open Joint Stock Company “Rusnano”, a company organized under the laws of the Russian Federation (“Rusnano” and, together with CBLI, the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are parties to that certain Investment Agreement dated as of September 27, 2011 (the “Investment Agreement”);

WHEREAS, Rusnano now is willing to extend a loan to the Company in the principal amount of US$1,530,000 (the “Loan”), and the Company desires to accept such Loan from Rusnano, on the terms and conditions of (i) that certain Master Agreement between the Company and the Investors, and (ii) that certain Convertible Loan Agreement between the Company in favor of Rusnano to evidence the Loan on or about the date hereof (the “Loan Agreement”);

WHEREAS, in connection with the transactions contemplated under the Master Agreement, Rusnano has requested, and the Company has agreed, among other things, to amend the Investment Agreement to clarify that Rusnano has the right, but not the obligation, to contribute to capital or otherwise finance the operations of the Company and/or its Russian subsidiary, Limited Liability Company “Panacela Labs” (the “Russian Entity”) in an amount up to US$15,470,000, which right (together with the Loan) will replace and substitute Rusnano’s commitment, following the Initial Closing (as defined in the Investment Agreement) to finance the Company’s operations in an amount of US$17,000,000 in accordance with the Investment Agreement;

WHEREAS, Section 11.14 of the Investment Agreement provides that the Investment Agreement may be amended only if such amendment is in writing and signed by all parties to the Investment Agreement; and

WHEREAS, the Investors and the Company constitute all of the parties necessary to effectuate this Amendment and such parties desire to enter into this Amendment to reflect the agreed upon modifications to the Investment Agreement as set forth below.

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. Unless otherwise indicated herein, words and terms which are defined in the Investment Agreement shall have the same meanings when used herein.

2. Amendment to Section 5.1 (c). Section 5.1 (c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Subsequent Closings:

Upon the achievement by the Company of the respective Milestones set forth in Schedule 1(dd) hereto (unless waived by Rusnano in its sole discretion), and the fulfillment or waiver of the conditions to the Second Closing, Third Closing and Fourth Closing set forth in Schedule 5.1(c)(ii) to Rusnano’s satisfaction (in Rusnano’s sole discretion), Rusnano shall have the right, but not the obligation, to acquire additional shares of Preferred Stock of the Company for a purchase price per share of $1,057 (as adjusted for stock splits, share combinations, consolidations or similar changes to the share capital of the Company) within 30 days (subject to additional extension of time deemed necessary by Rusnano) of each respective Second Closing, Third Closing and Fourth Closing; provided that if Rusnano elects, in its discretion, to exercise any of its Warrants (as set forth in Section 5.1(d)), then the number of shares of Preferred Stock Rusnano may acquire and the purchase price to be paid therefor under this Section 5.1 shall be reduced by the amount exercised pursuant to such Warrant.”

3. Amendment to Section 5.1 (e). Section 5.1 (e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Following the occurrence of the Initial Closing under this Agreement, the maximum amount Rusnano may contribute to the Company or the Russian Entity during the Project to purchase shares of Preferred Stock at a price of $1,057 (as adjusted for stock splits, share combinations, consolidations or similar changes to the share capital of the Company) shall not exceed US$17,000,000 (or RUR equivalent of this amount), with any specific amount to be purchased at any closing to be determined unilaterally by Rusnano (including, for the avoidance of doubt, any amounts invested through conversion of indebtedness in the principal amount of US$1,530,000, plus accrued and unpaid interest thereon, extended by Rusnano to the Company on or about the date hereof). Any such financing is not a legal obligation on the part of Rusnano and may be provided or withheld by Rusnano in its discretion.”

4. Amendment to Schedule 5.1(c). Schedule 5.1(c)(iii) of the Agreement shall be deleted in its entirety.

5. Continued Validity of Agreement. Except as specifically amended hereby, the Investment Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

6. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

7. Governing Law. This Amendment and its enforcement, and any and all claims or disputes arising out of, relating to, or in connection with this Amendment or the making, performance, or interpretation of this Amendment, shall be governed by and construed exclusively in accordance with the State of New York’s substantive law (including but not limited to its law governing the attorney-client privilege and work product doctrine), without regard to the conflicts of law or choice of law principles of the State of New York or any other jurisdiction (including but not limited to U.S. federal law) that would require the application of the law of any other jurisdiction.

8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment, provided that it shall be followed-up by an original of such counterpart signature within five (5) business days thereafter.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

COMPANY: PANACELA LABS, INC.

By:	/s/ Michael Fonstein, Ph.D.
Name: Title:	Michael Fonstein, Ph.D. Executive Chairman of the Board

INVESTORS: CLEVELAND BIOLABS, INC.

By:	/s/ Yakov Kogan, Ph.D., MBA
Name: Title:	Yakov Kogan, Ph.D., MBA Chief Executive Officer

OPEN JOINT STOCK COMPANY “RUSNANO”

By:	/s/ Yurii Udaltsov
Name: Title:	Yurii Udaltsov Deputy Chairman of the Management Board